Exhibit 10.32

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Computer Online Game Software Adaptation License Agreement

Works: Tian Long Ba Bu

Copyright Owner: Louis Cha

Adaptation Licensor: Louis Cha

Address:    *

(Tel:    *    , Fax:    *    )

Adaptation Licensee: Beijing Gamease Age Digital Technology Co., Ltd.

Address: F 2-5, East Wing of Jingyan Hotel, No. 29 Shijingshan Road, Beijing

(Tel: 0101-62726666, Fax: 010-62702951)

The Licensor, Louis Cha as Party A, intends to license the adaptation right for developing the computer online game software (“Adapted Software”) based on the Works (“Works”) pursuant to the term and provision hereunder, and the production right to publish such Adapted Software worldwide excluding Japan, to Beijing Gamease Age Digital Technology Co., Ltd. as Party B:

1.	The adaptation right of computer online game indicated in the agreement between Party A and Party B means the right to adapt the Works, based on the story, the names of characters and martial arts, into the computer online game software for Internet users and the right to publish such Adapted Software. Meanwhile, Party B has the right to use such Adapted Software for media promotion, including but not limited to print media, network media, television media and so on. However, the license hereunder shall not conflict with Party A’s exclusive license outside of mainland China (excluding Hong Kong, Macao and Taiwan).

2.	The term (“Term”) of which Party B obtains the exclusive adaptation right in mainland China (excluding Hong Kong, Macao and Taiwan) shall be * years starting from * and ending on * . Party B has the right to translate the Adapted Software into the English, Korean and/or traditional Chinese versions. If Party B translates the completed Adapted Software from the simplified Chinese version into other languages, Party B shall notify Party A in writing and the Term can be extended for one year to prepare for publication. However, whether Party B translates the Adapted Software into one or more languages, this Agreement can only be extended for one year ending on * .

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

3.	Party A shall guarantee the right to license the adaptation right of the Works. Other than the guarantee made in this Clause, Party A does not make any other guarantees related to the Works and this Agreement.

4.	In consideration of the license under Article 1 to Article 3 hereunder, Party B agrees to pay Party A a license fee in the amount of * .

5.	Party B shall not transfer the adaptation right to any third party but can authorize the third party to implement the publication right.

6.	The license fee contemplated by Article 4 shall be paid in full within 14 days following the execution date of this Agreement, or this Agreement shall be void. Party A will issue a valid invoice to Party B evidencing Party A’s receipt of such payment.

The license fee shall be paid to the following bank account:

Name of Account Holder:    Louis Cha

Account Number:    *

Bank Name:    *

Address:    *

7.	Party B’s failure to pay the license fee hereunder will render this Agreement void. If and after this Agreement is so voided, Party B shall not adapt and publish the Works, or continue to develop or publish any computer online game software based on the Works. The termination of this Agreement contemplated hereby shall not affect any rights of Party A which may have accrued up to the date such Agreement was voided.

8.	Within the effective term of this Agreement, Party A licenses to Party B the right to produce accessory products for selling based on the developed pattern and model of the Adapted Software, such as character’s toy, cloth, stationery and so on to the extent of the Adapted Software, excluding mobile games. After the effective term of this Agreement, Party B shall not continue producing the accessory products, but the accessory products already produced can continue to be sold.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

If Party B cannot complete the adaptation of the Works within the Term, this Agreement would expire automatically and Party B shall not adapt the Works or produce, or continue adapting and producing it into a computer online game software after the Agreement expired. The license fee already paid by Party B shall belong to Party A and will not be paid back to Party B.

9.	The Adapted Software completed within the Term could continue to operate and be maintained. No upgraded version can be made after the Term. As for the accessory products already produced under Article 8 of this Agreement and any completed Adapted Software developed within the Term, the publication rights and sale rights shall belong to Party B and will not be limited by the Term.

10.	Party B shall indicate prominently that the author of the Works is Louis Cha on the publication cover at the beginning of each set of Adapted Software in mainland China and on the package cover of the Adapted Software sold. Party B shall indicate the following copyright announcement:

“This computer online game software is adapted from Tian Long Ba Bu of Messr. Louis Cha. Messr. Louis Cha owns all the copyright rights in Tian Long Ba Bu and any infringement is forbidden.” (The copyright of computer online game software shall belong to Party B)

11.	Party B shall ensure that the software is in compliance with the noble-minded and moral standard and shall protect the Works’ public reputation. Party B shall provide the beginning of the Adapted Software and the scene using the name of the Works for Party A’s review. The Adapted Software can only be sold upon the approval of Party A.

12.	The adapted computer online game software completed in various languages and its various accessory products shall be provided to Party A in two sets of each, free of charge, for its record.

13.	Party B will withhold all income taxes with respect to the license fee payable to Party A hereunder. Party A’s Income Tax amount = HK$ * x * % x 20% = HK$ * .

14.	Party B acknowledges and understands, before or after the execution of this Agreement, Party A may have licensed the adaptation right of the computer online game software, publication right, or similar rights (unless otherwise provided in Article 2) to a third party. Party A would not be liable to indemnify Party B for any damages or losses.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

15.	Party B acknowledges and understands that Party A has entered an agreement to license the exclusive adaptation right of Tian Long Ba Bu into computer game player (network) software in Taiwan with Chinesegamer International Corp. Party A has also entered into an agreement to license the exclusive adaptation right of Tian Long Ba Bu into computer game player (network) software in Japan to Japan Dentsu Inc. Party B agrees not to claim any indemnification against Party A for any effect caused by the above agreements.

16.	The time limitation in this Agreement shall be an integral part of this Agreement.

17.	This Agreement is made and executed in accordance with the laws of the People’s Republic of China and any dispute arising out of this Agreement shall be settled in the People’s Court in Haidian District of Beijing. The judgment shall be binding upon the Parties.

18.	This Agreement is made in three original copies. Party A holds one original copy and Party B holds two original copy. Upon the execution by both Parties, this Agreement would take effect.

(No Text Below)

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Licensor: Louis Cha	Witness:

(Signature)

/s/ Louis Cha

Date: September 9, 2008

Licensee: Beijing Gamease Age Digital Technology Co., Ltd.	Witness:

(SEAL)

Legal Represenative:

/s/ Wang Tao	/s/ Wang Yan

Date: